Exhibit (6)(c)

SUB-ADVISORY AGREEMENT

Touchstone Large Company Growth ETF

a series of

Touchstone ETF Trust

This Sub-Advisory Agreement (the “Agreement”) is made as of March 13, 2026, between Touchstone Advisors, Inc. (the “Adviser”), and DSM Capital Partners LLC (the “Sub-Adviser”).

WHEREAS, Touchstone ETF Trust (the “Trust”) is a Delaware statutory trust organized pursuant to an Agreement and Declaration of Trust dated February 1, 2022, as amended, and registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is an investment adviser registered under the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”) and has been retained by the Trust to provide investment advisory services with respect to the Touchstone Large Company Growth ETF ETF (the “Fund”); and

WHEREAS, the Sub-Adviser also is an investment adviser registered under the Advisers Act; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to furnish it with portfolio management services in connection with the Adviser’s investment advisory activities on behalf of the Fund, and the Sub-Adviser has agreed to furnish such services to the Adviser and the Fund;

NOW THEREFORE, in consideration of the terms and conditions set forth below, it is agreed as follows:

1.            Appointment of the Sub-Adviser. In accordance with and subject to the Investment Advisory Agreement between the Trust and the Adviser, attached as Exhibit A (the “Advisory Agreement”), the Adviser appoints the Sub-Adviser to manage the investment and reinvestment of that portion of the assets of the Fund allocated to it by the Adviser (the “Fund Assets”), in conformity with the Fund’s currently effective registration statement, including its prospectus and statement of additional information, as amended (collectively, the “Disclosure Documents”), and subject to the control and direction of the Adviser and the Trust’s Board of Trustees (the “Board”), for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees during such period to render the services and to perform the duties called for by this Agreement for the compensation provided in Section 3 of this Agreement. The Sub-Adviser shall at all times maintain its registration as an investment advisor under the Advisers Act and shall otherwise comply in all material respects with all applicable laws and regulations, both state and federal. For purposes of this Agreement, the Sub-Adviser shall be deemed an independent contractor and shall, except as expressly provided or authorized by written Agreement with the Adviser, Fund, or Trust, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust or the Fund.

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Sub-Advisory Agreement

Touchstone Large Company Growth ETF

2.            Duties of the Sub-Adviser. The Sub-Adviser will provide the following services and undertake the following duties:

a.            The Sub-Adviser will manage the investment and reinvestment of the Fund Assets, subject to and in accordance with the investment objectives, policies, and restrictions of the Fund, and in conformity with the Fund’s currently effective Disclosure Documents, and, to the extent they do not contradict the Fund’s currently effective Disclosure Documents, any written directions which the Adviser or the Trust’s Board may give pursuant to this Agreement. In furtherance of the foregoing, the Sub-Adviser will make all determinations with respect to the investment of the Fund Assets and the purchase and sale of portfolio securities and shall take such steps as may be necessary or advisable to implement the same, including construction of custom and standard baskets in accordance with the procedures of the Trust. The Sub-Adviser also will determine the manner in which voting rights, rights to consent to corporate action, and any other rights pertaining to the portfolio securities will be exercised.

b.            As reasonably requested, the Sub-Adviser will render regular reports to the Trust’s Board and to the Adviser (or such other service providers as the Adviser shall engage to assist it in the evaluation of the performance and activities of the Sub-Adviser). Such reports shall be made in such form and manner and with respect to such matters regarding the Fund and the Sub-Adviser as the Trust or the Adviser shall reasonably request; provided, however, that in the absence of extraordinary circumstances, the individual primarily responsible for management of Fund Assets for the Sub-Adviser will not be required to attend in-person more than one meeting per year with the Trust’s Board.

c.            The Sub-Adviser may utilize the services of a third-party service provider to research and vote proxies on its behalf and on behalf of the Fund, with prior approval of the Adviser and/or the Board as required.

d.            The Sub-Adviser shall not have custody of any of the Fund Assets and is not authorized to provide the Fund with legal or tax advice or to engage the Fund in any legal proceedings, including responding to class action claims; provided, however, that the Sub-Adviser shall promptly forward any notices it receives relating to class action claims to the Fund’s custodian or other duly designated Fund agent. The Sub-Adviser shall assist the custodian or other duly designated Fund agent in evaluating such securities class action claims, as reasonably requested in writing (provided that in so doing the Sub-Adviser shall not incur any extraordinary costs), but the Sub-Adviser will not be responsible for filing such claims. The Adviser acknowledges that the Fund’s custodian or other duly designated Fund agent will be responsible for evaluating and making all decisions regarding class action claims involving securities presently or formerly held by the Fund.

Sub-Advisory Agreement

Touchstone Large Company Growth ETF

e.            The Sub-Adviser may, to the extent permitted by applicable law, rule and/or regulations, aggregate purchase and sale orders of securities placed with respect to the Fund Assets with similar orders being made simultaneously for other accounts managed by the Sub-Adviser or its affiliates, if, in the Sub-Adviser’s reasonable judgment, such aggregation shall result in an overall economic benefit to the Fund. In forming this judgment, the Sub-Adviser shall consider the selling or purchase price, brokerage commissions, and other expenses. In the event that a purchase or sale of the Fund Assets occurs as part of any aggregate sale or purchase order, the objective of the Sub-Adviser and any of its affiliates involved in such transaction shall be to allocate the securities so purchased or sold, as well as expenses incurred in the transaction, among the Fund and other accounts in a fair and equitable manner.

f.            Whenever the Fund and one or more other investment advisory clients of the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Sub-Adviser to be fair and equitable to each. Moreover, it is possible that due to differing investment objectives or for other reasons, the Sub-Adviser and its affiliates may purchase securities of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities for another client, including the Fund.

g.            The Sub-Adviser will not arrange purchases or sales of securities between the Fund and other accounts advised by the Sub-Adviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law and regulation (including Rule 17a-7 under the 1940 Act) and the Fund’s policies and procedures, (b) the Sub-Adviser determines the purchase or sale is in the best interests of the Fund, and (c) the Fund’s Board has approved these types of transactions, as required.

h.            The Sub-Adviser shall promptly notify the Adviser if the Sub-Adviser reasonably believes that the value of any security held by the Fund and reflected on the books and records of the Fund may not reflect fair value. The Sub-Adviser agrees to provide any pricing information of which the Sub-Adviser is aware to the Adviser and any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Fund’s adopted valuation procedures, which may be amended by the Board. Notwithstanding the foregoing, the parties recognize that the Sub-Adviser is not an official pricing source and has no responsibility for calculating the Fund’s net asset value.

Sub-Advisory Agreement

Touchstone Large Company Growth ETF

i.            Regulatory Compliance.

(i)            The Sub-Adviser will comply in all material respects with applicable federal and state securities laws, including the 1940 Act, the Advisers Act, the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”), the Commodity Exchange Act of 1936, each as amended, and the rules and regulations adopted by the Securities and Exchange Commission, the Commodities Futures Trading Commission, self-regulatory organizations (“SROs”), or state securities regulator that are applicable to a registered investment advisor providing services to registered open-end investment companies including, without limitation, Rule 206(4)-7 under the Advisers Act.

(ii)            The Sub-Adviser shall cause the Fund to comply with the requirements of Rule 6c-11 of the 1940 Act, and the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company.

(iii)            The Sub-Adviser will cooperate fully with the Trust’s Chief Compliance Officers in the execution of his or her responsibilities to monitor service providers to the Trust pursuant to Rule 38a-1 under the 1940 Act.

(iv)            Subject to the Adviser’s supervision, the Sub-Adviser will prepare and cause to be filed in a timely manner Form 13F and, if required, Schedule 13G, each under the 1934 Act, with respect to securities held for the account of the Fund.

(v)            The Sub-Adviser has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act (the “Code of Ethics”). The Sub-Adviser will provide its Code of Ethics to the Adviser and the Fund. The Sub-Adviser shall adopt policies and procedures reasonably designed to ensure that its Access Persons (as defined in the Sub-Adviser’s Code of Ethics) comply in all material respects with the Sub-Adviser’s Code of Ethics, as in effect. The Sub-Adviser shall provide the Fund with (i) a copy of the Sub-Adviser’s current Code of Ethics, as in effect, and (ii) a certification that it has adopted procedures reasonably designed to prevent Access Persons from engaging in any conduct prohibited by the Sub-Adviser’s Code of Ethics. No less frequently than annually, the Sub-Adviser shall furnish to the Fund and the Adviser a written report, which complies with the requirements of Rule 17j-1 under the 1940 Act, concerning the Sub-Adviser’s Code of Ethics. The Sub-Adviser shall promptly respond to any requests for information from the Adviser as to violations of the Sub-Adviser’s Code of Ethics by Access Persons and the sanctions imposed by the Sub-Adviser. The Sub-Adviser shall promptly notify the Adviser of any material violation of the Sub-Adviser’s Code of Ethics, whether or not such violation relates to a security held by the Fund.

Sub-Advisory Agreement

Touchstone Large Company Growth ETF

(vi)            The Sub-Adviser shall notify the Trust’s Chief Compliance Officer and Adviser immediately upon detection of (i) any material failure to manage the Fund in accordance with its investment objectives and policies or any applicable law, rule and/or regulation; or (ii) any material breach of any of the Fund’s or the Adviser’s policies, guidelines, or procedures (to the extent such policies, guidelines, or procedures have been provided to the Sub-Adviser). In addition, the Sub-Adviser shall provide a quarterly report regarding its compliance with applicable law, including but not limited to the 1940 Act and the Code, and the Fund’s and the Adviser’s investment objectives, policies, guidelines, or procedures as applicable to the Sub-Adviser’s obligations under this Agreement. The Sub-Adviser acknowledges and agrees that the Adviser may, in its sole discretion, provide such quarterly compliance certifications to the Board. The Sub-Adviser agrees to correct any such failure promptly and to take any action that the Board or the Adviser may reasonably request in connection with any such breach. The Sub-Adviser shall also provide the officers of the Trust with supporting certifications in connection with certifications of the Fund’s financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act of 2002, as amended. The Sub-Adviser will promptly notify the Trust in the event (i) the Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which the Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Sub-Adviser with the federal or state securities laws in connection with the services provided to the Fund under this Agreement or (ii) the controlling stockholder of the Sub-Adviser changes or an actual change in control resulting in an “assignment” (as defined in the 1940 Act) has occurred or is otherwise proposed to occur.

(vii)            The Sub-Adviser shall maintain separate books and detailed records of all matters pertaining to the Fund Assets advised by the Sub-Adviser as required by Rule 31a-1 under the 1940 Act (other than those records being maintained by the Adviser, custodian, or transfer agent appointed by the Fund), and relating to its responsibilities under this Agreement. The Sub-Adviser shall preserve such records for the periods and in a manner prescribed by Rule 31a-2 under the 1940 Act (the “Fund Books and Records”). The Fund Books and Records shall be available to the Adviser and the Board, which shall be delivered upon request to the Trust, at the Adviser’s expense, upon the termination of this Agreement and shall be available for telecopying without delay during any day the Fund is open for business. The Sub-Adviser may retain a copy of the Fund Books and Records for its own recordkeeping purposes.

j.            To the extent legally permissible, the Sub-Adviser shall provide support to the Adviser with respect to the marketing of the Fund, including but not limited to: (i) permission to use the Sub-Adviser’s name and logo in accordance with Section 6 of this Agreement; (ii) permission to use the past performance and investment history of the Sub-Adviser with respect to a composite of accounts managed by the Sub-Adviser that are comparable, in investment objective and composition, to the Fund; provided that the Sub-Adviser shall have the opportunity to review in advance of first use any materials that include the Sub-Adviser’s past performance and investment history; (iii) access to the individual(s) responsible for day-to-day management of the Fund or who are knowledgeable about the investment strategy employed by the Sub-Adviser for the Fund for participation in marketing conferences, teleconferences, and other activities involving the promotion of the Fund, subject to the reasonable request of the Adviser; (iv) permission to use biographical and historical data of the Sub-Adviser and individual portfolio manager(s); and (v) permission to use photos of individual portfolio manager(s) in connection with the marketing of the Fund.

Sub-Advisory Agreement

Touchstone Large Company Growth ETF

k.            The Sub-Adviser will, in the name of the Fund, place orders for the execution of all portfolio transactions in accordance with the policies set forth in the Fund’s Disclosure Documents. When placing orders with brokers and dealers, the Sub-Adviser’s primary objective shall be to seek the most favorable price and execution available for the Fund, and in placing such orders the Sub-Adviser may consider a number of factors, including, without limitation, the overall direct net economic result to the Fund (including commissions, which may not be the lowest available but ordinarily should not be higher than the generally prevailing competitive range); the financial strength and stability of the broker; the efficiency with which the transaction will be effected; the ability to effect the transaction at all where a large block is involved; and the availability of the broker or dealer to stand ready to execute possibly difficult transactions in the future. Consistent with the Conduct Rules of the Financial Industry Regulatory Authority, and subject to seeking most favorable price and execution and compliance with Rule 12b-1(h) under the 1940 Act, the Sub-Adviser may select brokers and dealers to execute portfolio transactions of the Fund that promote or sell shares of the Fund. The Sub-Adviser is specifically authorized, to the extent authorized by law (including, without limitation, Section 28(e) of the 1934 Act), to pay a broker or dealer who provides research services to the Sub-Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting such transaction. This excess payment (often referred to as “soft dollar” payments) in recognition of such additional research services rendered by the broker or dealer shall only be made if the Sub-Adviser determines in good faith that the excess commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of the particular transaction or the Sub-Adviser’s overall responsibilities with respect to discretionary accounts that it manages, and that the Fund derives or will derive a reasonable benefit from such research services. The Sub-Adviser will present a written report to the Board, at least quarterly, indicating total brokerage expenses, actual or imputed, as well as the services obtained in consideration for such expenses, broken down by broker-dealer and containing such information as the Board reasonably shall request.

l.            The Sub-Adviser shall maintain errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Trust (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any material claims will be made on its insurance policies related to the services provided to the Trust under this Agreement. Furthermore, the Sub-Adviser shall, upon reasonable request, provide the Trust with any information it may reasonably require concerning the amount of or scope of such insurance.

Sub-Advisory Agreement

Touchstone Large Company Growth ETF

m.            In the event of any reorganization or other material change in the Sub-Adviser, the Sub-Adviser shall give the Adviser and the Board prompt written notice of such reorganization or change in control prior to the consummation of any such reorganization or change in control (at least 30 days’ prior written notice).

n.            The Sub-Adviser will bear its expenses of providing services to the Fund pursuant to this Agreement except such expenses as are expressly undertaken by the Adviser or the Fund.

o.            The Adviser and Sub-Adviser acknowledge and agree that the Sub-Adviser shall be required to provide only the services expressly described in this Agreement, and shall have no responsibility to provide any other services to the Adviser or the Fund except as required by law, rule and/or regulation. The Adviser shall remain responsible for the Fund’s overall compliance with the 1940 Act, the Code, and all other applicable federal and state laws, rules and regulations.

p.            The Adviser agrees to provide the Sub-Adviser with such assistance as may be reasonably requested by the Sub-Adviser in connection with its activities under this Agreement, including, without limitation, information concerning the Fund; its cash available, or to become available, for investment; and generally as to the conditions of the Fund or its affairs.

q.            The Adviser will provide the Sub-Adviser with advance notice of, and the opportunity to comment on, any change in the Fund’s investment objectives, investment policy risks, and restrictions as stated in the Disclosure Documents, or in any procedures and policies adopted by the Board of the Trust or the Adviser that may affect the Sub-Adviser’s management of the Fund. The Sub-Adviser shall, in the performance of its duties and obligations under this Agreement, manage the Fund Assets in compliance with such changes following reasonable notice of the effectiveness of such changes from the Adviser. In addition to such notice, the Adviser shall provide to the Sub-Adviser a copy of any amendments or supplements to the Disclosure Documents. The Adviser acknowledges and agrees that the Disclosure Documents will at all times be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Fund.

r.            The Adviser acknowledges and agrees that the Sub-Adviser does not guarantee the future performance or any specific level of performance for the Fund Assets, the success of any investment decision or strategy that the Sub-Adviser may use, or the success of the Sub-Adviser’s overall management of the Fund Assets. The Adviser acknowledges and agrees that investment decisions made with regard to the Fund Assets by the Sub-Adviser are subject to various market, currency, economic, political, and business risks, and that those investment decisions will not always be beneficial to the Fund. Additionally, there may be loss or depreciation of the value of the Fund Assets because of fluctuation of market values. These risks will be disclosed in the Fund’s Disclosure Documents.

Sub-Advisory Agreement

Touchstone Large Company Growth ETF

3.            Compensation of the Sub-Adviser.

a.            As compensation for the services to be rendered and duties undertaken under this Agreement by the Sub-Adviser, the Adviser will pay to the Sub-Adviser a monthly fee equal on an annual basis to [ ]% on the first $[ ] million of average of the daily net assets of the Fund, [ ]% on the next $[ ] million of the average daily net assets of the Fund, and [ ]% on average daily net assets of the Fund over $[ ] million; without regard to any total expense limitation or other fee waiver applied by the Trust or the Adviser. Such fee shall be computed and accrued daily. If the Sub-Adviser serves in such capacity for less than the whole of any period specified in Section 12(a) of this Agreement, the compensation to the Sub-Adviser shall be prorated. For purposes of calculating the Sub-Adviser’s fee, the daily value of the Fund Assets shall be computed by the same method as the Trust uses to compute the Fund’s net asset value for purposes of purchases and redemptions of shares.

b.            The Sub-Adviser reserves the right to waive all or a part of its fees.

4.            Ongoing Reporting of the Sub-Adviser.

a.            Financial Reporting. The Sub-Adviser will report to the Board (at regular quarterly meetings and at such other times as the Board reasonably shall request,: (i) the financial condition and financial prospects of the Sub-Adviser, (ii) the nature and amount of transactions that may be reasonably expected to effect the Fund that involve the Sub-Adviser and its affiliates, (iii) information regarding any potential conflicts of interest arising by reason of the Sub-Adviser’s continuing provision of advisory services to the Fund and to its other accounts, and (iv) such other information including but not limited to the performance of the specific strategy used to manage the Fund Assets and the capacity of the Sub-Adviser as it relates to the continuing ability of the Sub-Adviser to accept additional cash flow from the Adviser into the Fund. Upon request by the Adviser or the Board, the Sub-Adviser agrees to discuss with the Board its plans for the allocation of remaining capacity in the strategy used to manage the Fund, with respect to the Fund and to the Sub-Adviser’s other clients.

The Sub-Adviser will annually provide the Adviser with the Sub-Adviser’s financial statements, unless the Fund’s Board requests reports on a more frequent basis. For purposes of this Section 4(a), “financial statements” shall include the Sub-Adviser’s balance sheet, income statement, and notes to the financial statements.

b.            Key Personnel Reporting. The Sub-Adviser agrees to promptly notify the Adviser upon becoming aware of any incapacity, resignation, termination, or other material change of key personnel. For purposes of this Section 4(b), “key personnel” include: (i) any portfolio manager of the Fund; and (ii) any chief executive officer, chief compliance officer, chief operations officer, chief investment officer, chief financial officer, chief administration officer, or any other principal or officer of similar title or position with the Sub-Adviser; and (iii) any member of its investment (or comparable) committee.

Sub-Advisory Agreement

Touchstone Large Company Growth ETF

5.            Representations of the Adviser. The Adviser represents that: (a) the Adviser has been duly appointed by the Board to provide investment services to the Fund Assets as contemplated in this Agreement; (b) the Adviser has all necessary power and authority to execute, deliver, and perform this Agreement on behalf of the Trust, and such execution, delivery, and performance will not violate any applicable law, regulation, organizational document, policy, or agreement binding on the Trust or its property; (c)  the Trust has the full power and authority to enter into all transactions contemplated under this Agreement, to perform its obligations under such transactions and to authorize the Adviser to procure the Sub-Adviser to enter into such transactions on the Trust’s and Fund’s behalf; (d) the Adviser’s decision to appoint the Sub-Adviser was made in a manner consistent with its fiduciary duties under applicable law and the governing documents, contracts, or other material agreements or instruments governing the Fund’s investment or trading activities; (e) the Adviser will deliver to the Sub-Adviser a true and complete copy of the Fund’s Disclosure Documents, such other documents or instruments governing the investments of Fund Assets, and such other information as is necessary for the Sub-Adviser to carry out its obligations under this Agreement; and (f) the Trust is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

6.            Use of Names.

a. Neither the Adviser nor the Trust shall use the name of the Sub-Adviser in any prospectus, sales literature, or other material relating to the Adviser or the Trust in any manner not approved in advance by the Sub-Adviser; provided, however, that the Sub-Adviser will approve all uses of its name which merely refer in accurate terms to its appointment or which are required by the Securities and Exchange Commission (the “SEC”), SROs or a state securities commission; and provided further, that in no event shall such approval be unreasonably withheld.

b. The Sub-Adviser shall not use the name of the Adviser or the Trust in any material relating to the Sub-Adviser in any manner not approved in advance by the Adviser or the Trust, as the case may be; provided, however, that the Adviser and the Trust will each approve all uses of their respective names which merely refer in accurate terms to the appointment of the Sub-Adviser as the Fund’s Sub-Adviser under this Agreement or which are required by the SEC or a state securities commission; and, provided further, that in no event shall such approval be unreasonably withheld.

c. Upon termination of this Agreement in accordance with Section 12, the Adviser shall cease using any references to the Sub-Adviser in Fund and Adviser documents unless such reference is required by law. Similarly, the Sub-Adviser shall cease using any references to the Adviser or Fund in any documents unless such reference is required by law. For purposes of this paragraph, documents include but are not limited to, marketing materials, regulatory filings, and performance reporting.

Sub-Advisory Agreement

Touchstone Large Company Growth ETF

7.              Liability of the Sub-Adviser. The Sub-Adviser shall indemnify and hold harmless the Trust, the Adviser, and all their affiliated persons (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) against any and all direct losses, claims, damages, or liabilities (including reasonable legal and other expenses) (collectively, “Losses”) incurred by reason of or arising out of: (a) the Sub-Adviser being in material violation of any applicable federal or state law, rule, or regulation or any investment policy or restriction set forth in the Fund’s Disclosure Documents or any written guidelines or instruction provided in writing by the Board; or (b) the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or its reckless disregard of its obligations and duties under this Agreement.

8.              Liability of the Adviser. The Adviser shall indemnify and hold harmless the Sub-Adviser and all affiliated persons (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) against any and all direct losses incurred by reason of or arising out of: (a) the Adviser being in material violation of any applicable federal or state law, rule, or regulation; or (b) the Adviser’s willful misfeasance, bad faith, gross negligence, or its reckless disregard of its obligations and duties under this Agreement.

9.              Limitation of Trust’s Liability. The Sub-Adviser acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in its Declaration of Trust. The Sub-Adviser agrees that (i) the Trust’s obligations to the Sub-Adviser under this Agreement (or indirectly under the Advisory Agreement) shall be limited in any event to the Fund Assets and (ii) the Sub-Adviser shall not seek satisfaction of any such obligation from the shareholders of the Fund, other than the Adviser, nor from any Trustee, officer, employee, or agent of the Trust.

10.            Force Majeure. The Sub-Adviser shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, epidemics and pandemics, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Sub-Adviser shall take all reasonable steps to minimize service interruptions.

11.            Confidentiality. Each party expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities that are either designated as being confidential or which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary or confidential (collectively, the “Confidential Information”). Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a commercially reasonable standard of care, to keep confidential the Confidential Information. Neither party shall disclose Confidential Information except: (a) to its employees, directors, officers, legal advisors, or auditors having a need to know such Confidential Information; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall provide the disclosing party with written notice and shall comply with any protective order or equivalent; or (c) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory agency where possible.

Sub-Advisory Agreement

Touchstone Large Company Growth ETF

Neither party will make use of any Confidential Information except as expressly authorized in this Agreement or as agreed to in writing between the parties. However, the receiving party shall have no obligation to maintain the confidentiality of information that: (a) it received rightfully from another party prior to its receipt from the disclosing party; (b) the disclosing party discloses generally without any obligation of confidentiality; (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; or (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information. Each party’s obligations under this clause shall survive for a period of three years following the expiration or termination of this Agreement.

Notwithstanding anything to the contrary, each party to this Agreement may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated in this Agreement.

12.            Renewal, Termination and Amendment.

a.            This Agreement shall continue in effect, unless sooner terminated under this Agreement, through March 13, 2028; and it shall thereafter continue for successive annual terms provided that such continuance is specifically approved by the parties and, in addition, at least annually by (i) the vote of the holders of a majority of the outstanding voting securities of the Fund or (ii) by vote of a majority of the Trust’s Board including the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of either the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

b.            This Agreement may be terminated at any time, without payment of any penalty, (i) by the Adviser upon not more than 60-days’ nor less than 30-days’ prior written notice delivered or mailed, postage prepaid, to the Sub-Adviser; (ii) by the Sub-Adviser upon not less than 60-days’ prior written notice delivered or mailed, postage prepaid, to the Adviser; or (iii) by the Trust, upon either (y) the majority vote of the Board or (z) the affirmative vote of a majority of the outstanding voting securities of the Fund. This Agreement shall terminate automatically in the event of its assignment.

c.            This Agreement may be amended at any time by the parties, subject to approval by the Board including the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of either the Adviser or the Sub-Adviser and, if required by applicable SEC rules and regulations, a vote of the majority of the outstanding voting securities of the Fund affected by such change.

d.            The terms “assignment,” “interested persons” and “majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act.

Sub-Advisory Agreement

Touchstone Large Company Growth ETF

13.            Severability. If any provision of this Agreement shall become or shall be found to be invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected.

14.            Notice. Any notices under this Agreement shall be in writing and sent to the address or facsimile number, as applicable, of the party receiving such notice or instruction and (a) delivered personally; (b) sent by electronic mail (“email”) or facsimile transmission, with notice or confirmation of receipt received; (c) delivered by a nationally recognized overnight courier; or (d) sent by prepaid first-class mail. Until further notice to the other party, it is agreed that the addresses of the parties shall be:

Trust and Adviser:	303 Broadway, Suite 1100, Cincinnati, OH 45202 Attn: President, Touchstone Investments With a copies to: Tim.Paulin@TouchstoneInvestments.com; and simon.berry@westernsouthernlife.com

Sub-Adviser:	7111 Fairway Drive, Suite 350, Palm Beach Gardens, FL 33418 Attention: Russell Katz

15.            Miscellaneous. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio. The captions in this Agreement are included for convenience only and in no way define or delimit any of the Agreement provisions or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

16.            Entire Agreement. This Agreement, including any attached Schedules, constitutes the sole and entire agreement of the parties with respect to the Agreement’s subject matter.

17.            Customer Notification. By executing this Agreement, the Adviser acknowledges that as required by the Advisers Act the Sub-Adviser has supplied to the Adviser and the Trust copies of the Sub-Adviser’s Form ADV with all exhibits and attachments (including the Sub-Adviser’s statement of financial condition, if required) and will promptly supply to the Adviser copies of all amendments or restatements of such document.

Signatures on next page.

Sub-Advisory Agreement

Touchstone Large Company Growth ETF

The parties’ duly authorized officers have signed and delivered this Agreement as of the date first above written.

TOUCHSTONE ADVISORS, INC.

BY:		BY:
Name:	Benjamin J. Alge	Name:	Timothy D. Paulin
Title:	President	Title:	Senior Vice President

DSM CAPITAL PARTNERS LLC

BY:	BY:
Name:	Name:
Title:	Title: